Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Increases Credit Facility to $410 Million,

Extends Maturity and Reduces Pricing

BOSTON – April 30, 2014 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”) today announced the closing of an additional $85 million of commitments to its senior secured revolving loan and term loan credit facilities (the “Credit Facility”), which brings the aggregate size of the Credit Facility to $410 million of commitments. THL Credit also extended the final maturity of each of the term loan and revolving loan under the Credit Facility and reduced pricing. The additional commitments were arranged and led by ING Capital LLC.

As part of the closing, the revolving portion of the Credit Facility (the “Revolver”) was increased to $303.5 million from $232 million. The Revolver’s availability period was extended one year to May 2017, followed by a one-year amortization period with a final maturity in May 2018. The pricing on the Revolver was reduced to LIBOR (with no floor) plus 2.50 percent from LIBOR plus 3.00 percent.

Additionally, THL Credit raised an additional $13.5 million in the term loan portion of the Credit Facility (the “Term Loan”), bringing the outstanding commitments to $106.5 million. The Term Loan has a bullet maturity which was extended one year to May 2019. The pricing on the Term Loan was reduced to LIBOR (with no floor) plus 3.25 percent from LIBOR plus 4.00 percent.

The Revolver and Term Loan each include an accordion feature permitting subsequent increases to either facility that would bring the Credit Facility up to an aggregate maximum of $600 million of commitments.

“We value the long-standing and strong relationships we have with our existing lenders and appreciate their continued support of THL Credit,” said Terrence W. Olson, chief operating officer and chief financial officer of THL Credit. “The increase, extension and re-pricing of our Credit Facility further expands our investment capacity on our current equity base, and extends the maturity of our liabilities while improving our cost of capital.”

James K. Hunt, chief executive officer and chief investment officer of THL Credit, added, “This incremental capital supports our strong origination activity from our five offices. This activity has resulted in net new investments by THL Credit in the first quarter of 2014 totaling $92 million. With $305 million borrowed under our credit facility as of March 31, 2014, this incremental capital ensures our ability to continue to acquit opportunities in our pipeline.”

About THL Credit

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. THL Credit is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans as well as residual interests, or equity, of collateralized loan obligations from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

About THL Credit Advisors LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an investment manager for both direct lending and broadly syndicated high yielding investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors maintains a variety of advisory or sub-advisory relationships across its investment platform, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company. Headquartered in Boston, THL Credit Advisors also has investment teams in Chicago, Houston, Los Angeles and New York.

About ING Capital LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson

COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

ING Contact:

Patrick Frisch

Managing Director

646-424-6912

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